                                                                      EXHIBIT 99

      INFORMATION FURNISHED PURSUANT TO THE REQUIREMENTS OF REGULATION FD

    As used herein, the "Company" refers to Magellan Health Services, Inc. and not to any of its subsidiaries and "we", "us" and "our" refer to Magellan Health Services, Inc. and its subsidiaries.

1. FINANCIAL INFORMATION

    The following table sets forth selected financial information for the Company and its subsidiaries as of and for each of the fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000, as of and for the six-month periods ended March 31, 2000 and 2001 and for the twelve-month period ended March 31, 2001.

    The selected financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended
March 31, 2001 (the "Quarterly Report on Form 10-Q") and its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 21, 2001 relating to financial statements restated to present the Company's human services segment as discontinued operations (the "Current Report on Form 8-K").

    On September 2, 1999, the Company's Board of Directors approved a formal plan to dispose of the businesses included in its healthcare provider and franchising segment, and on September 10, 1999, the Company substantially completed such disposal. On October 4, 2000, the Company adopted a formal plan to dispose of the business included in its specialty managed healthcare segment, which plan the Company expects to be substantially completed by September 30, 2001. On January 18, 2001, the Company adopted a formal plan to dispose of the business included in its human services segment, and on March 9, 2001, the Company completed such disposal. Accordingly, the statement of operations information has been restated to reflect the healthcare provider, healthcare franchising, specialty managed healthcare and human services segments as discontinued operations.

                                                                                                                        TWELVE
                                                                                                 SIX MONTHS ENDED       MONTHS
                                                FISCAL YEAR ENDED SEPTEMBER 30,                      MARCH 31,           ENDED
                                   ----------------------------------------------------------   -------------------    MARCH 31,
                                     1996       1997        1998         1999         2000        2000       2001        2001
                                   --------   --------   ----------   ----------   ----------   --------   --------   -----------
                                                     (DOLLARS IN THOUSANDS)                         (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS:
Net revenue(1)...................  $232,760   $375,541   $1,017,002   $1,465,918   $1,640,933   $789,881   $890,075   $1,741,127
Costs and expenses
Salaries, cost of care and other
  operating expenses(2)..........   239,952    358,533      908,471    1,282,046    1,442,082    695,409    783,120    1,529,793
Equity in (earnings) loss of
  unconsolidated
  subsidiaries(3)................     2,005      5,567      (12,795)     (20,442)      (9,792)    (6,382)   (28,223)     (31,633)
Depreciation and amortization....    11,729     16,874       42,413       62,408       68,261     33,503     33,188       67,946
Interest, net(4).................    48,584     46,438       76,505       93,752       97,286     48,245     48,897       97,938
Stock option expense (credit)....       914      4,292       (5,623)          18           --         --         --           --
Managed care integration
  costs(5).......................        --         --       16,962        6,238           --         --         --           --
Special charges(6)...............     1,221         --           --        4,441       25,398         --      3,340       28,738
Income (loss) from continuing
  operations before income taxes,
  minority interest and
  extraordinary items............   (71,645)   (56,163)      (8,931)      37,457       17,698     19,106     49,753       48,345
Provision for (benefit from)
  income taxes(7)................   (29,155)   (22,961)         339       21,674        8,994     12,285     24,377       21,087
Income (loss) from continuing
  operations before minority
  interest and extraordinary
  items..........................   (42,490)   (33,202)      (9,270)      15,783        8,704      6,821     25,376       27,258
Minority interest................     4,531      6,856        4,094          630          114         31         52          135
Income (loss) from continuing
  operations before extraordinary
  items..........................   (47,021)   (40,058)     (13,364)      15,153        8,590      6,790     25,324       27,123
Discontinued operations:
Income (loss) from discontinued
  operations, net of income
  tax............................    79,404     44,813       27,096       36,958      (56,736)   (49,660)     5,167       (1,908)
Loss on disposal of discontinued
  operations, net of income tax
  benefit (provision) of $31,616
  in 1999, $9,224 in 2000,
  $(9,303) for the six months
  ended March 31, 2001 and $(79)
  for the twelve months ended
  March 31, 2001.................        --         --           --      (47,423)     (17,662)        --    (12,103)     (29,765)
Income (loss) before
  extraordinary items............    32,383      4,755       13,732        4,688      (65,808)   (42,870)    18,388       (4,550)
Extraordinary items -- losses on
  early extinguishments of debt
  (net of income tax benefit of
  $3,503 in 1997 and $22,010 in
  1998)..........................        --     (5,253)     (33,015)          --           --         --         --           --
Net income (loss)................  $ 32,383   $   (498)  $  (19,283)  $    4,688   $  (65,808)  $(42,870)  $ 18,388   $   (4,550)
                                   ========   ========   ==========   ==========   ==========   ========   ========   ==========
OTHER FINANCIAL DATA:
EBITDA(8)........................  $    767   $ 20,485   $  132,111   $  214,718   $  218,068   $104,882   $141,813   $  255,001
Capital expenditures.............    38,801     33,348       44,213       48,119       36,924     15,303     11,116       32,737
Cash interest expense............    56,124     53,772       84,355      100,313      102,335     50,079     52,921      104,516
Ratio of EBITDA to cash interest
  expense........................      0.0x       0.4x         1.6x         2.1x         2.1x       2.1x       2.7x         2.4x
Ratio of total debt to EBITDA....    745.8x      19.3x         9.3x         5.3x         5.0x        N/A        N/A         3.9x
Ratio of earnings to fixed
  charges(9).....................  $(69,640)  $(50,596)  $  (10,798)        1.3x         1.1x       1.3x       1.4x

                                                         AS OF SEPTEMBER 30,                           AS OF MARCH 31,
                                           -----------------------------------------------   ------------------------------------
                                              1996        1997        1998         1999         2000         2000         2001
                                           ----------   --------   ----------   ----------   ----------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)                            (UNAUDITED)
BALANCE SHEET DATA:(10)
Cash and cash equivalents................  $  120,945   $372,878   $   92,050   $   37,440   $   41,628   $   36,357   $   31,081
Current assets...........................     338,150    507,038      399,724      374,927      319,653      337,912      247,221
Current liabilities......................     274,316    219,376      454,766      474,268      469,879      448,528      422,790
Property and equipment, net..............     495,390    109,214      177,169      120,667      112,612      117,222       91,474
Total assets.............................   1,140,137    895,620    1,917,088    1,881,615    1,803,787    1,805,232    1,621,125
Total liabilities........................   1,018,320    737,370    1,728,655    1,684,919    1,617,489    1,596,431    1,415,004
Total long term debt (including capital
  lease obligations).....................     566,307    391,693    1,202,613    1,114,189    1,063,928    1,107,394      972,231
Total debt (including capital lease
  obligations)...........................     572,058    395,294    1,225,646    1,144,308    1,098,047    1,138,938    1,004,407
Redeemable preferred stock...............          --         --           --           --       57,834       55,321       60,315
Total stockholders' equity...............     121,817    158,250      188,433      196,696      128,464      153,480      145,806

------------------------------

(1) Net revenue for the six months and twelve months ended March 31, 2001 includes revenue of approximately $30.3 million in connection with the settlement of certain issues related to two contracts with TRICARE. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Results of Operations--Six Months ended March 31, 2001, compared to the same period in fiscal 2000" in the Quarterly Report on Form 10-Q.

(2) Salaries, cost of care and other operating expenses for the six months and twelve months ended March 31, 2001 include an adjustment of approximately
    $15 million to the estimate of claims incurred in prior years based on the results of our reduction in claims inventory and other claims processing improvements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Six Months ended March 31, 2001, compared to the same period in fiscal 2000" in the Quarterly Report on Form 10-Q.

(3) Equity in earnings of unconsolidated subsidiaries for the six months and twelve months ended March 31, 2001 includes positive adjustments of approximately $20.7 million in connection with Choice's settlement of certain issues related to its contract with TRICARE. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--Six Months ended March 31, 2001, compared to the same period in fiscal 2000" in the Quarterly Report on Form 10-Q. For a discussion of cash distributions from unconsolidated subsidiaries, see the audited and unaudited consolidated statements of cash flows included in the Current Report on Form 8-K and in the Quarterly Report on Form 10-Q.

(4)  Net of interest income of $9,964, $9,044, $10,785, $10,404, $9,425, $4,028,
     $6,635 and $12,034 in fiscal year 1996, 1997, 1998, 1999, 2000, the six months ended March 31, 2000 and 2001 and the twelve months ended March 31, 2001, respectively.

(5) For a description of the managed care integration costs, see Note 10 to the audited consolidated financial statements included in the Current Report on
    Form 8-K.

(6) For a description of the special charges, see Note 10 to the audited consolidated financial statements included in the Current Report on
    Form 8-K and Note I to the unaudited condensed consolidated interim financial statements included in the Quarterly Report on Form 10-Q.

(7) Provision for income taxes includes a $9.1 million benefit which was recorded as a change in estimate during the fiscal year ended
    September 30, 2000 pursuant to an agreement with the Internal Revenue Service. See Note 8 to the audited consolidated financial statements included in the Current Report on Form 8-K.

(8) EBITDA is defined as net revenue less salaries, cost of care and other operating expenses plus interest income and equity in (earnings) loss of unconsolidated subsidiaries. EBITDA is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of our profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures or other discretionary uses. We understand that while a similar term is frequently used by security analysts, lenders and others in the evaluation of companies, our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation. EBITDA as defined above differs from EBITDA for purposes of our debt obligations.

(9) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest and pretax earnings required to pay preferred stock dividends.

(10) Balance sheet data include assets and liabilities of discontinued operations. See Note 3 to the audited consolidated financial statements included in the Current Report on Form 8-K and Note G to the unaudited condensed consolidated interim financial statements included in the Quarterly Report on Form 10-Q.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of March 31, 2001.

                                                              AS OF MARCH 31, 2001
                                                              ---------------------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................        $   31.1
                                                                    ========
Senior Credit Facilities:
  Revolving Credit Facility(1)..............................        $     --
  Tranche A Term Loan(2)....................................            99.6
  Tranche B Term Loan(2)....................................           135.2
  Tranche C Term Loan(2)....................................           135.2
Senior Subordinated Notes due 2008..........................           625.0
Other(3)....................................................             9.4
                                                                    --------
  Total debt................................................         1,004.4
Redeemable Preferred Stock..................................            60.3
Total stockholders' equity(4)...............................           145.8
                                                                    --------
  Total capitalization......................................        $1,210.5
                                                                    ========

------------------------

(1)  The Senior Credit Facilities (as defined) contain the senior secured
     $150 million Revolving Credit Facility (as defined) maturing in
    February 2004, with a sublimit of $75 million for letters of credit. We currently have approximately $34.3 million of letters of credit outstanding, which reduces availability to approximately $115.7 million.

(2) The interest rates applicable to the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan are currently 8.00%, 8.25% and 8.50%, respectively.

(3) Represents capital lease obligations, including $6.4 million of industrial revenue bonds.

(4) Represents the book value of the Company's stockholders' equity. The Company's common stock is publicly traded on the New York Stock Exchange.
    As of May 18, 2001, the market value of the Company's common stock was approximately $412.3 million.

      SCHEDULED MATURITIES OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    As of March 31, 2001, the aggregate scheduled maturities of long-term debt and capital lease obligations during the remainder of fiscal year 2001 and the four fiscal years and beyond are set forth in the following table (in millions):

                                                               PAYMENT
YEAR                                                            AMOUNT
----                                                           --------
2001........................................................    $ 11.9
2002........................................................      43.0
2003........................................................      75.7
2004........................................................     120.3
2005........................................................      99.9
2006 and beyond.............................................     653.5

    As of March 31, 2001, we were in compliance with our debt covenants and expect to be in compliance for the remainder of fiscal year 2001.

    We currently estimate that our capital expenditures in fiscal 2002 will be at levels similar to capital expenditures in fiscal 2001. The majority of our anticipated capital expenditures relate to management information systems and related equipment. In conjunction with our on-going integration plan and efforts to comply with regulations under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), we expect to incur expenditures to improve our computer systems. We expect to fund these expenditures from our regular capital expenditures budget.

2. CAUTIONARY STATEMENTS

    ADDITIONAL BORROWING CAPACITY--DESPITE OUR SUBSTANTIAL LEVERAGE AT PRESENT, WE WILL BE ABLE TO INCUR MORE DEBT.

    Our senior secured bank credit agreement (the "Credit Agreement") and the indenture for our Senior Subordinated Notes due 2008 (the "Subordinated Notes Indenture") allow us to incur additional indebtedness under certain circumstances, including up to $115.7 million of additional debt under the revolving credit facility under the Credit Agreement (the "Revolving Facility"), giving effect to the reduction of availability due to $34.3 million of outstanding stand-by letters of credit. If we incur additional debt, the risks associated with these levels of debt could intensify.

    RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY THE CREDIT AGREEMENT AND THE SUBORDINATED NOTES INDENTURE MAY LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS.

    The Subordinated Notes Indenture contains a number of covenants that limit our management's discretion in the operation of our business by restricting our ability to:

    - incur additional indebtedness or issue preferred or redeemable stock;

    - pay dividends and make other distributions;

    - repurchase equity interests;

    - prepay subordinated debt;

    - make restricted payments;

    - create liens;

    - sell and otherwise dispose of assets; and

    - enter into certain transactions with affiliates.

    We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, the Credit Agreement includes similar covenants, including restrictions on transactions with affiliates and on the ability of the Company's subsidiaries to pay dividends to the Company, as well as other restrictive covenants, such as restrictions on our ability and the ability of our subsidiaries to enter into sale leaseback transactions, and prohibits us from prepaying certain of our other indebtedness.

    RISK-RELATED PRODUCTS--THE PROFITABILITY OF OUR RISK-RELATED CONTRACTS DEPENDS ON OUR ABILITY TO PREDICT AND CONTROL BEHAVIORAL HEALTHCARE COSTS, AND WE MAY NOT BE ABLE TO ACCURATELY PREDICT THESE COSTS.

    Revenues under contracts for risk-related products (which include contracts for risk-based products, employee assistance programs ("EAPs") and integrated products) are the primary source of our revenue. Such revenues accounted for approximately 87.7% of our net revenue in fiscal year 2000 and approximately 88.0% of our net revenue for the six months ended March 31, 2001. Under a risk-based contract, we assume all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services (excluding at present the cost of medication) to a specified beneficiary population in exchange, generally, for a fixed fee per member per month. Under EAPs and integrated contracts we also assume the responsibility for providing certain behavioral healthcare treatment services, although such products generally require us to assume less risk than under a risk-based product. In order for such contracts to be profitable, we must accurately estimate the rate of service utilization by beneficiaries enrolled in programs managed by us and control the unit cost of such services. The most significant factor affecting the profitability of risk-related contracts is the ability to control direct service costs in relation to contract pricing. If the aggregate cost of behavioral healthcare treatment services provided to a given beneficiary population in a given period exceeds the aggregate of the per member per month fees received by us with respect to the beneficiary population in such period, we will incur a loss with respect to such beneficiary population during such period. There can be no assurance that our assumptions as to service utilization rates and costs will accurately and adequately reflect actual utilization rates and costs, nor can there be any assurance that increases in behavioral healthcare costs or higher-than-anticipated utilization rates, significant aspects of which are outside our control, will not cause expenses associated with such contracts to exceed our revenue from such contracts.

    In addition, there can be no assurance that adjustments will not be required to the estimates, particularly those regarding cost of care, made in reporting historical financial results. Medical claims payable in our financial statements includes reserves for incurred but not reported ("IBNR") claims which are estimated by us. We determine the amount of such reserves based on past claim payment experience for member groups, including the average interval between the date services are rendered and the date claims are paid and between the date services are rendered and the date we receive the claims, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required. However, there can be no assurances as to the ultimate accuracy of such estimates. During the three months ended March 31, 2001, we recorded an adjustment (and corresponding income statement charge) of $15.0 million to our estimate of claims incurred in prior years based on the results of our reduction in claims inventory and other claims processing improvements. We currently believe that our reserves for IBNR claims are adequate in order to satisfy ultimate claim liability. Any adjustments to such estimates could adversely affect our results of operations in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" in the Quarterly Report on Form 10-Q and Note 1 to the audited consolidated financial statements included in the Current Report on Form 8-K.

    We expect to attempt to increase membership in our risk-related products. If we are successful in this regard, our exposure to potential losses from our risk-related products will also be increased. Furthermore, certain of these contracts and certain state regulations limit the profits that we may earn on risk-related business and may require refunds if the loss experience is more favorable than that originally anticipated. We frequently record retroactive customer settlements which may be unfavorable. These contracts and regulations may also require us or certain of our subsidiaries to reserve a specified amount of cash as financial assurance that we can meet our obligations under such contracts. As of March 31, 2001, we had restricted cash and investments of $88.3 million pursuant to such contracts and regulations. Such amounts will not be available to us for general corporate purposes. Furthermore, certain state regulations restrict the ability of subsidiaries that offer risk-related products to pay dividends to us. Certain state regulations relating to the licensing of insurance companies may also adversely affect our risk-related business. Although experience varies on a contract-by-contract basis, historically, our risk-related contracts have been profitable in the aggregate. However, the degree of profitability varies significantly from contract to contract. For example, our Medicaid contracts with governmental entities generally tend to have direct profit margins that are lower than our other contracts. The most significant factor affecting the profitability of risk-related contracts is the ability to control direct service costs in relation to contract pricing.

    INTEGRATION OF OPERATIONS--OUR EFFORTS TO INTEGRATE OUR OPERATIONS MAY NOT RESULT IN THE LEVEL OF COST SAVINGS AND IMPROVED SERVICES THAT WE ARE ANTICIPATING.

    In the past two years, we consolidated our behavioral managed healthcare businesses, eliminating duplicate staffing and facilities. We are now focusing on the next level of integration that includes reduction in computer system platforms, best practices analysis, standardization of provider contracting and utilization of the Internet to reduce the administrative burden to providers, customers and beneficiaries. We believe that we will reduce administrative costs and improve customer service through these measures. However, there can be no assurance that we will be able to implement these initiatives or realize the anticipated savings. Also, certain costs may increase during the transition period even if savings are ultimately realized.

    In addition, if we experience significant disruptions in our computer systems and related claims payment problems during the integration process, these developments would adversely affect our relationships with many of our contracted providers and our business and results of operations.

    RELIANCE ON CUSTOMER CONTRACTS--OUR INABILITY TO RENEGOTIATE CUSTOMER CONTRACTS COULD ADVERSELY AFFECT US.

    All of our net revenue in fiscal year 2000 and in the six-month period ended March 31, 2001 was derived from contracts with payors of behavioral healthcare benefits. Our behavioral managed healthcare contracts typically have terms of one to three years, and in certain cases contain renewal provisions (at the customer's option) providing for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts are immediately terminable with cause and many, including some of the Company's most significant contracts, are terminable without cause by the customer upon the provision of requisite notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest behavioral managed healthcare customers accounted for approximately 56.3% of our net revenue for fiscal year 2000 and 59.7% of our net revenue for the six-month period ended March 31, 2001. Both we and Premier Behavioral Systems of Tennessee, LLC ("Premier"), in which we have a fifty percent interest, separately contract with the State of Tennessee to manage the behavioral healthcare benefits for the State's TennCare program. Our direct TennCare contract (exclusive of Premier) represented approximately 13.8% and 13.6% of our net revenue in fiscal year 2000 and the six-month period ended March 31, 2001, respectively. Our managed behavioral contracts with Aetna, Inc. ("Aetna"), including NYLCare Health Plans and Prudential HealthCare, which were acquired by Aetna in July 1998 and August 1999, respectively, represented approximately 17.2% and 17.8% of our net revenue in fiscal year 2000 and the six-month period ended March 31, 2001, respectively. The current TennCare and Aetna contracts extend through December 31, 2002 and December 31, 2003, respectively. There can be no assurance that such contracts will be extended or successfully renegotiated or that the terms of any new contracts will be comparable to those of existing contracts. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, have a material adverse effect on us. In addition, price competition in bidding for contracts can significantly affect the financial terms of any new or renegotiated contract.

    FLUCTUATION IN OPERATING RESULTS--OUR OPERATING RESULTS HAVE BEEN AND MAY IN THE FUTURE BE SUBJECT TO SIGNIFICANT FLUCTUATIONS ON A QUARTERLY BASIS.

    Our quarterly operating results have varied in the past and may fluctuate significantly in the future due to a combination of factors, including:

    - changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns;

    - performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures;

    - retroactive contractual adjustments under commercial contracts and TRICARE contracts;

    - retrospective membership adjustments;

    - the timing of implementation of new contracts and enrollment changes;

    - pricing adjustments upon long-term contract renewals; and

    - changes in estimates regarding medical costs and incurred but not yet reported medical claims.

    These factors may affect our quarterly revenues, expenses and results of operations in the future. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below the expectations of the public market, analysts and investors.

    POSSIBLE IMPACT OF HEALTHCARE REFORM--WE COULD BE ADVERSELY AFFECTED BY CHANGES IN FEDERAL, STATE AND LOCAL HEALTHCARE POLICIES.

    The U.S. Congress is considering legislation which, among other things, would place limits on healthcare plans and methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether we could recoup, through higher premiums or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, there can be no assurance that any increase in revenue we derive following such legislation will be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. We cannot predict the effect of this legislation, nor other legislation that may be adopted by Congress, and no assurance can be given that such legislation will not have an adverse effect on us.

    REGULATION--REGULATORY MATTERS COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS.

    Confidentiality and patient privacy requirements are particularly strict in the field of behavioral healthcare services, and additional legislative initiatives relating to confidentiality and privacy are expected. HIPAA requires the Secretary of the Department of Health and Human Services ("HHS") to adopt standards relating to the transmission, privacy and security of health information by healthcare providers and healthcare plans. HIPAA calls for HHS to create regulations to address the following areas: electronic transactions and code sets, privacy, security, provider IDs, employer IDs, health plan IDs and individual IDs. At present, only the regulation relating to electronic transactions and code sets and the regulation relating to privacy have been released in final form. In addition, the Gramm-Leach-Bliley Act of 1999 ("GLB") calls on departments of insurance in various states to enact regulations relating to, among other things, the privacy of health information, with an implementation date of July 1, 2001.

    We are currently assessing and acting on the wide reaching implications of these laws and regulations to ensure our compliance by the implementation dates. We believe that significant resources will be required over the next 3 to 5 years to ensure compliance with the new requirements.

    HIGHLY COMPETITIVE INDUSTRY--OUR INDUSTRY IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

    The industry in which we conduct our managed care business is highly competitive. We compete with large insurance companies, health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), third party administrators ("TPAs"), independent practitioner associations, multi-disciplinary medical groups and other managed care companies. Many of our competitors are significantly larger and have greater financial, marketing and other resources than us, and some of our competitors provide a broader range of services. We may also encounter substantial competition in the

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
future from new market entrants. Many of our customers that are managed care companies may, in the future, seek to provide behavioral managed healthcare services to their employees or subscribers directly, rather than contracting with us for such services. Because of competition, we do not expect to be able to rely solely on price increases to achieve revenue growth and expect to continue experiencing pressure on direct operating margins.

    RISKS RELATED TO AMORTIZATION OF INTANGIBLE ASSETS--WE COULD BE ADVERSELY AFFECTED IF THE VALUE OF INTANGIBLE ASSETS IS NOT FULLY REALIZED.

    Our total assets at March 31, 2001 reflect goodwill of approximately
$1.0 billion, which is being amortized over 25 to 40 years, and other identifiable intangible assets (primarily customer lists, provider networks and treatment protocols) of approximately $143.9 million, which are being amortized over 4 to 30 years. At March 31, 2001, net intangible assets were 70.6% of total assets of approximately $1.6 billion. The amortization periods used by us may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on the prospects of acquired companies. There can be no assurance that we will ever realize the value of such assets. We evaluate, on a regular basis, whether events and circumstances have occurred that indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case a charge to earnings for impairment losses could become necessary. During fiscal year 2000, we recorded a $91.0 million impairment charge associated with now discontinued business operations. This charge related to the write-down of certain long-lived assets of our specialty managed healthcare segment and our Group Practice Affiliates subsidiary ("GPA"). Any determination requiring additional write-offs of a significant portion of unamortized intangible assets would adversely affect our results of operations. A write-off of intangible assets could become necessary if the anticipated undiscounted cash flows of an acquired company do not support the carrying value of long-lived assets, including intangible assets.

    PROFESSIONAL LIABILITY; INSURANCE--WE MAY BE ADVERSELY AFFECTED BY CLAIMS OF PROFESSIONAL LIABILITY.

    The management and administration of the delivery of behavioral managed healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. From time to time, we are subject to various actions and claims of professional liability for alleged negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or other parties. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. To the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by us, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. As the number of lives covered by us grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories can be expected to increase. We are also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to our defense. There can be no assurance that pending or future actions or claims for professional liability (including any judgments, settlements or costs associated therewith) will not have a material adverse effect on us.

    Recently, certain managed healthcare companies, including us, have been targeted as defendants in several national class action lawsuits regarding their business practices. The class action complaints against us allege misrepresentations with respect to, and failure to disclose, our claims practices, the extent of the benefits coverage and other matters that cause the value of the benefits to be less than the amount of premium paid. We believe that these national class action lawsuits are part of a trend targeting the healthcare industry, particularly managed care companies. There can be no assurance that such lawsuits will not have a material adverse effect on us.

    We carry professional liability insurance, subject to certain deductibles. There can be no assurance that such insurance will be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints or that, upon expiration thereof, sufficient insurance will be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, there can be no assurance that any such judgments, settlements or costs would not have a material adverse effect on us.

    From time to time, we receive notifications from and engage in discussions with various government agencies concerning our respective managed care businesses and operations. As a result of these contacts with regulators, we in many instances implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. We also have certain potential liabilities relating to the self-insurance program we maintained with respect to our provider business prior to the sale of substantially all of our domestic acute-care psychiatric hospitals and residential treatment facilities to Crescent Real Estate Equities Company. In addition, we continue to be subject to governmental investigations and inquiries, civil suits and other claims and assessments with respect to the provider business. We are also subject to or party to other litigation, claims and civil suits, relating to our operations and business practices. Certain of our managed care litigation matters involve class action lawsuits, which allege that (i) we inappropriately denied and/or failed to authorize benefits for mental health treatment under insurance policies with one of our customers and
(ii) a provider at one of our facilities violated privacy rights of certain patients.

3. INDUSTRY

    According to "The 2000 Healthcare Market Research Handbook and Strategic Planning Handbook" (the "Healthcare Handbook"), approximately 22% of American adults suffer from a diagnosable mental disorder in any given year. Applied to an estimate by the U.S. federal government of the population aged eighteen years or older as of November 1, 2000, this would translate to approximately
45 million individuals. According to the Healthcare Handbook, in the United States during 1996, approximately $69 billion, or more than 7% of total health spending, was spent on mental health services. In addition, according to the Healthcare Handbook, direct costs associated with substance abuse were nearly $13 billion in 1996. These direct costs have grown, in part, as society has begun to recognize and address behavioral health concerns and employers have realized that rehabilitation of employees suffering from substance abuse and relatively mild mental health problems can reduce losses due to absenteeism and decreased productivity. In addition, according to an estimate by the Healthcare Handbook, indirect costs associated with these issues approaches $79 billion annually, reflecting the fact that, according to "Mental Health: A Report of the Surgeon General" issued by the U.S. Department of Health and Human Services in 1999, four of the ten leading causes of disability for persons aged 5 and older in the United States are mental disorders.

    According to "Open Minds Yearbook of Managed Behavioral Health Market Share in the United States, 2000-2001" published by Open Minds, Gettysburg, Pennsylvania ("Open Minds"), the total number of covered beneficiaries has grown from approximately 86.3 million beneficiaries as of July 1993 to approximately
209.2 million as of July 2000, representing an approximate 13% compound annual growth rate since July 1993 and an approximate 15% growth rate in the year ended July 2000. In an effort to control costs, payors are increasingly utilizing risk-based products and, according to Open Minds, the number of risk-based covered lives has increased from approximately 13.6 million as of July 1993 to approximately 62.9 million as of July 2000, representing a compound annual growth rate of approximately 24% since July 1993 and growth of approximately 27% in the year ended July 2000.

    Despite this growth, according to Open Minds, only approximately 29% of total managed behavioral healthcare covered lives were enrolled in risk-based products as of July 2000. We believe that the growth of the behavioral managed healthcare industry will continue, as there is wider public acceptance of treatment and the benefits of treatment become more widely known, and believe that the market for risk-based products has grown and will continue to grow as payors attempt to reduce their responsibility for the cost of providing behavioral healthcare while ensuring an appropriate level of access to care.

    State and federal legislation that reduces or in some cases eliminates the difference in coverage limits for medical health coverage as compared to mental health coverage is referred to as parity legislation or anti-discrimination legislation. Currently, 33 states have passed parity legislation that reduces and in some cases eliminates the difference in coverage limits for mental health coverage as compared to medical health coverage. We believe that this trend will continue, and perhaps accelerate. All federal employees are covered by mental health parity effective January 1, 2001 due to an executive order signed by former President Clinton. The executive order resulted in the addition of approximately 600,000 lives to our accounts and in significant rate increases in already existing EAP accounts.

4. COMPETITIVE STRENGTHS

    STRONG FREE CASH FLOW. As a result of the continued growth in EBITDA in our behavioral managed healthcare business and our successful restructuring actions, we believe we are positioned to generate strong free cash flow. Our EBITDA has increased from approximately $132.1 million in fiscal year 1998 to approximately $218.1 million in fiscal year 2000, while our capital expenditures (including capital expenditures for operations that are now discontinued) have averaged $43.1 million over the last three fiscal years. In addition, in March 2001, we used the proceeds of the sale of our human services business to repay approximately $50 million of the term loan facility (the "Term Loan Facility") and approximately $50 million under the Revolving Facility in the Credit Agreement. We believe that continued growth in EBITDA will allow us to continue to reduce our indebtedness, as well as make various contingent payments associated with prior acquisitions.

5. BUSINESS STRATEGY

    With our exit from non-core businesses substantially complete, our strategy is now focused on the following:

    UTILIZING OUR LEADERSHIP POSITION TO CONTINUE TO GROW REVENUE AND
EARNINGS. As demand for behavioral managed healthcare services continues to grow, we believe we are well positioned to continue to grow our membership and revenues as a result of our economies of scale, our proven experience in risk management, and increased focus within the industry on the more complex products we provide. Furthermore, as the industry leader, we believe we are also well positioned to benefit from the proposed changes in federal and state parity legislation, legislation that reduces and in some cases eliminates the difference in coverage limits for mental health coverage as compared to medical health coverage.

    CONTINUING TO FOCUS ON IMPROVING OPERATING EFFICIENCY AND MARGINS. In the past two years, we consolidated our behavioral managed healthcare businesses, eliminating duplicate staffing and facilities. We are now focusing on the next level of integration that includes reduction in computer system platforms, best practices analysis, standardization of provider contracting and utilization of the Internet to reduce the administrative burden on providers, customers and beneficiaries. Although these initiatives are at an early stage, we believe that they will help us reduce administrative costs and improve customer service. We expect to fund the costs for this next level of integration with internally generated funds.

    CONTINUING TO REDUCE DEBT AND IMPROVE FINANCIAL FLEXIBILITY. Although we have successfully reduced our indebtedness by approximately $223.5 million since April 1999, we intend to continue to reduce our indebtedness, primarily through the application of free cash flow. The total remaining scheduled amortization payments under the Term Loan Facility through 2003 were $128.2 million as of March 31, 2001. In addition, we have continued to enjoy strong growth in our core behavioral managed healthcare operations, growing net revenue and EBITDA by a compound annual growth rate of 27.0% and 31.1%, respectively, from fiscal year 1998 to fiscal year 2000. Management believes that these restructuring actions position us well to take advantage of positive industry trends and to continue to grow our net revenue and EBITDA.

6. PRODUCTS AND SERVICES

    The following table sets forth the approximate number of covered lives as of September 30, 1999 and 2000 and as of March 31, 2000 and 2001 and revenue for fiscal years 1999 and 2000 and the six-month periods ended March 31, 2000 and 2001 for the types of behavioral managed healthcare programs we offered:

PROGRAMS                                               COVERED LIVES   PERCENT    REVENUE    PERCENT
--------                                               -------------   --------   --------   --------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
FISCAL 1999
Risk-Related Products(1).............................      35.8          53.9%    $1,265.6     86.3%
ASO Products.........................................      30.6           46.1       200.3      13.7

      Total..........................................      66.4         100.0%    $1,465.9    100.0%

FISCAL 2000
Risk-Related Products(1).............................      39.1          55.1%    $1,439.6     87.7%
ASO Products.........................................      31.9           44.9       201.3      12.3

      Total..........................................      71.0         100.0%    $1,640.9    100.0%

SIX MONTHS ENDED MARCH 31, 2000
Risk-Related Products(1).............................      37.4          54.2%    $  690.5     87.4%
ASO Products.........................................      31.6           45.8        99.4      12.6

      Total..........................................      69.0         100.0%    $  789.9    100.0%

SIX MONTHS ENDED MARCH 31, 2001
Risk-Related Products(1)(2)..........................      37.1          53.2%    $  782.9     88.0%
ASO Products.........................................      32.6           46.8       107.2      12.0

      Total..........................................      69.7         100.0%    $  890.1    100.0%

------------------------

(1)  Includes risk-based products, EAPs and integrated products.

(2) Excludes approximately 2.2 million covered lives that were associated with our Canadian subsidiary, which was sold, and GPA, our subsidiary which has ceased operations. See Note 10 to the audited consolidated financial statements included in the Current Report on Form 8-K and Note I to the unaudited condensed consolidated interim financial statements included in the Quarterly Report on Form 10-Q.

7. CUSTOMERS

    The following table sets forth the approximate number of covered lives as of March 31, 2000 and 2001 and revenue for the six-month periods ended March 31, 2000 and 2001 in each of our behavioral customer groups:

MARKET                                                  COVERED LIVES   PERCENT    REVENUE    PERCENT
------                                                  -------------   --------   --------   --------
                                                              (IN MILLIONS, EXCEPT PERCENTAGES)
SIX MONTHS ENDED MARCH 31, 2000
Workplace (Corporations and Labor Unions).............       27.7         40.1%     $115.4      14.6%
Health Plans..........................................       38.3          55.6      448.7       56.8
Public Sector (Primarily Medicaid)....................        3.0           4.3      225.8       28.6

      Total...........................................       69.0        100.0%     $789.9     100.0%

SIX MONTHS ENDED MARCH 31, 2001
Workplace (Corporations and Labor Unions).............       27.3         39.2%     $115.5      13.0%
Health Plans..........................................       40.0          57.4      541.8       60.8
Public Sector (Primarily Medicaid)....................        2.4           3.4      232.8       26.2

      Total...........................................       69.7        100.0%     $890.1     100.0%

8. REGULATION

    We are subject to certain state laws and regulations, including those governing accreditation, government healthcare program participation requirements and reimbursement for patient services. In addition, we are subject to certain federal laws and regulations including those governing Medicare and Medicaid fraud and abuse.

    LICENSES. In recent years, in response to governmental agency inquiries or discussions with regulators, we have determined to seek licensing as a single service HMO, TPA or utilization review agent in one or more jurisdictions.

    INSURANCE, HMO AND PPO ACTIVITIES. Certain states, for example, have adopted regulations based on a "health organizations risk-based capital initiative" of the National Association of Insurance Commissioners, and as a result we have been subject to certain minimum capital requirements in those states. Certain other states, such as Maryland and New Jersey, have also recently adopted their own regulatory initiatives that subject entities such as our subsidiaries to regulation under state insurance laws.

    HIPAA. Confidentiality and patient privacy requirements are particularly strict in the field of behavioral healthcare services, and additional legislative initiatives relating to confidentiality and privacy are expected. The HIPAA requires the Secretary of HHS to adopt standards relating to the transmission, privacy and security of health information by healthcare providers and healthcare plans. HIPAA calls for HHS to create regulations to address the following areas: electronic transactions and code sets, privacy, security, provider IDs, employer IDs, health plan IDs and individual IDs. At present, only the regulation relating to electronic transactions and code sets and the regulation relating to privacy have been released in final form.

    The electronic transactions and code sets regulation, which will come into effect on October 16, 2002, establishes standard data content and formats for the submission of electronic claims and other administrative and health transactions. This regulation applies only to electronic transactions, and healthcare providers will still be able to submit paper documents without being subject to this regulation. In addition, health plans must be prepared to receive these various transactions.

    The final regulation on privacy was published on December 28, 2000 and accepted by Congress on February 16, 2001. This regulation, which became effective on April 14, 2001 with a compliance date of April 14, 2003, requires patient consent and authorization to release healthcare information, creates rules about how much and when information may be released and creates rights for patients to review and amend their health records. This regulation applies to both electronic and paper transactions.

    The draft version of the regulation on security was published on August 12, 1998. The final version of this rule is expected to be released in the next few months. This regulation creates safeguards for physical and electronic storage of, maintenance and transmission of, and access to, individual health information.

    The proposed provider ID and employer ID regulations are similar in concept. The provider ID regulation was published in draft form on May 7, 1998 and would create a unique number for healthcare providers that will be used by all health plans. The employer ID regulation was published in draft form on June 16, 1998 and calls for using the Employer Identification Number (the taxpayer identifying number for employers that is assigned by the Internal Revenue Service) as the identifying number for employers that will be used by all health plans. It is expected that the final versions of these regulations will be released a few months after the regulation on security. The health plan ID and individual ID regulations have not been released in draft form.

    We are currently assessing and acting on the wide reaching implications of these regulations to ensure our compliance by the implementation dates. We have identified HIPAA as a major initiative impacting our systems, business processes and business relationships. This issue extends beyond our internal operations and requires active participation and coordination with our customers, providers and business partners. We have commissioned a dedicated HIPAA project team to develop, coordinate and implement our compliance plan. With respect to the proposed regulation on security and the final regulation on privacy, we have hired a chief security officer, appointed an official who will be responsible for privacy issues, commissioned separate security and privacy workgroups to identify and assess the potential impact of the regulations and reviewed current policies and drafted new policies to comply with the new requirements. We believe that significant resources will be required over the next 3 to 5 years to ensure compliance with the new requirements.

    OTHER SIGNIFICANT PRIVACY REGULATION. Another initiative impacting the privacy of healthcare information is GLB. This federal legislation calls on the departments of insurance in the various states to enact regulations relating to a number of issues, including the privacy of health information, with an implementation date of July 1, 2001. The privacy regulation under HIPAA does not preempt state law, unless the state law is in conflict with HIPAA, so in many states we will be addressing privacy issues under not only HIPAA, but under GLB as well. A few states have recognized this as an issue and have stated that entities that comply with HIPAA by the effective date under GLB will be considered to be in compliance with GLB even though the laws are different.

9. EMPLOYEES

    At March 31, 2001, we had approximately 6,100 full-time and part-time employees. We believe we have satisfactory relations with our employees.

10. PROPERTIES

    The lease for the Company's headquarters expires in 2003. Additionally, we lease 142 offices with terms expiring through 2008.

11. LEGAL PROCEEDINGS

    From time to time, we are subject to various actions and claims of professional liability for alleged negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or other parties. We are also subject to claims for the costs of services for which the payment was denied.

    To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. In addition, to the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by us, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies.

    We have not recorded any reserves related to the lawsuit filed by Wachovia Bank, N.A. in August 2000, in the Court of Common Pleas of Richland County, South Carolina.